Exhibit 23.2

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 24, 2022, with respect to the consolidated financial statements of John Wiley & Sons, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP

New York, New York
September 29, 2022